SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2009

Global Resource Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50944	84-1565820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Atrium Way, Suite 100
Mount Laurel, New Jersey 08054

(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code: (856) 767-5665

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, Global Resource Corporation (the “Company”) issued (i) 150,000 shares of its Common Stock to Brian Ettinger, (ii) 200,000 shares of its Common Stock to Kim O’Brien, and (iii) 200,000 shares of its Common Stock to Jonathan Simon.  These issuances were valued at $0.58 per share and were for services provided by the recipients as members of the Company’s Board of Directors.

On January 1, 2010, the Company entered into a Consulting Services Agreement with Brian Ettinger, the Chairman of the Board of Directors of the Company.  Pursuant to the Consulting Services Agreement, (A) Mr. Ettinger agreed to provide the Company with certain consulting services outside his duties as Chairman of the Board of Directors of the Company and (B) as compensation for the consulting services to be provided by Mr. Ettinger pursuant to the Consulting Services Agreement, the Company agreed to issue to Mr. Ettinger (i) 375,000 shares of its Common Stock (valued at $0.58 per share, the last sale price per share of the Company’s Common Stock as reported by the Pink Sheets on December 31, 2009), which shares may be required to be assigned back to the Company in the event of the termination of the Consulting Services Agreement under certain circumstances, and (ii) warrants to purchase a total of 500,000 shares of the Company’s Common Stock at an exercise price of $0.58 per share, half of which warrants vest on each of July 1, 2010 and January 1, 2011 and which warrants are exercisable for a 24 month period following the respective vesting dates.  A copy of the Consulting Services Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description of Exhibit
10.1	Consulting Services Agreement, dated as of January 1, 2009, between the Company and Brian Ettinger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Resource Corporation

Dated: January 8, 2010	By:	/s/ Ken Kinsella
Ken Kinsella
Chief Executive Officer

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